EXHIBIT 99



                                                                 NEWS RELEASE
                                                                    Contacts:
                               Investors: Patrick Fossenier   1+ 650-378-5353
                                    News Media: Gary Frantz   1+ 650-378-5335




      CON-WAY AND GENERAL MOTORS AGREE ON VALUATION FOR VECTOR SCM, LLC


  Vector's value set at $96.4 million; Con-way to receive proceeds of $84.8 million for its membership interest



SAN MATEO, Calif. - Dec. 11, 2006 - Con-way Inc. (NYSE: CNW) announced today that it has completed with General Motors Corp. (NYSE: GM) the valuation of their logistics joint venture, Vector SCM, LLC (Vector), establishing a fair value for Vector of $96.4 million.



On June 23, 2006, GM notified Con-way of its intent to exercise its call right under the Vector agreements. The call right entitled GM to purchase from Con-way the membership interest in Vector held by Menlo Worldwide, LLC.

Menlo Worldwide, LLC is Con-way's global contract logistics subsidiary.



Under the terms of the Vector agreements, each party initially engaged a financial advisor to develop a valuation for Vector.  An independent third-

party financial advisor then considered the initial valuations proposed by each company, and established a final valuation.



The valuation will result in Con-way receiving a purchase price of $84.8 million for Menlo's membership interest in Vector, with the transaction scheduled for completion on January 5, 2007.



Con-way expects to report a net gain from the transaction in 2006 fourth quarter results, based on Vector's classification as an equity-method investment.



Vector was formed as a joint venture between the two firms in December 2000 to deliver lead logistics provider services for GM's global supply chain.



As part of the agreement to sell its membership interest in Vector, Menlo

Worldwide will assume all commercialized contracts where Vector was providing services to non-GM entities.



Con-way Inc. (NYSE:CNW) is a $ 4.2 billion freight transportation and logistics company with businesses in less-than-truckload and full truckload freight services, freight brokerage, contract logistics, warehousing, supply chain management and trailer manufacturing. For more information about Con-

way, visit www.con-way.com.